Exhibit (a)(5)

Cantel Medical LLC Announces Offer to Purchase Relating to Outstanding Convertible

Senior Notes, Fundamental Change and Make-Whole Fundamental Change

Little Falls, New Jersey—(June 3, 2021)—Cantel Medical LLC, formerly known as Cantel Medical Corp. (the “Company,” “Cantel,” “we” or “our”), today announced that it has (a) delivered a notice to holders of its 3.25% Convertible Senior Notes due 2025 (the “Notes”), pursuant to the indenture governing the Notes (as supplemented, the “Indenture”), notifying holders that, as a result of each of (i) the consummation of the series of mergers (the “Mergers”) contemplated by the Agreement and Plan of Merger, dated as of January 12, 2021 (as amended by Amendment to Agreement and Plan of Merger, dated as of March 1, 2021), among Cantel, STERIS plc (“Parent”), Solar New US Holding Co, LLC (now known as Solar New US Holding Corporation), an indirect and wholly owned subsidiary of Parent (“US Holdco”), and Crystal Merger Sub 1, LLC, a direct and wholly owned subsidiary of US Holdco (“Crystal Merger Sub”), and (ii) the delisting of Cantel common stock from the New York Stock Exchange, a “Fundamental Change” and a “Make-Whole Fundamental Change,” each as defined in the Indenture, has occurred effective as of June 2, 2021 and (b) made an offer to purchase any and all outstanding Notes as a result of the Fundamental Change.

Fundamental Change Repurchase Right

In connection with the completion of the Mergers and pursuant to the terms of the Indenture, Cantel has commenced a tender offer (the “Fundamental Change Offer”) to repurchase, at the option of each holder of Notes, any and all of the Notes. Pursuant to the terms of the Fundamental Change Offer and the Indenture, each holder of Notes has the right, subject to certain conditions, at such holder’s option, to require Cantel to purchase for cash all of such holder’s Notes, or any portion of the principal thereof that is equal to $1,000 principal amount or an integral multiple of $1,000 in excess thereof, on July 2, 2021 (the “Fundamental Change Repurchase Date”). Cantel will purchase such Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,004.24 per $1,000.00 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn.

Holders must tender the Notes at or prior to 11:59 p.m., New York City time, on the second business day immediately prior to the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Date”), and may withdraw such tender at or prior to 11:59 p.m., New York City time, on second business day prior to the Fundamental Change Expiration Date through compliance with the proper withdrawal procedures outlined in the Offer to Purchase and Notice of Fundamental Change, Make-Whole Fundamental Change, Settlement Method and Entry into Supplemental Indenture to Holders of 3.25% Convertible Senior Notes Due 2025 dated June 3, 2021 (the “Offer to Purchase and Notice”). As of June 2, 2021, all Notes are held through The Depository Trust Company (“DTC”). Accordingly, all Notes surrendered for repurchase or conversion must be delivered in compliance with the applicable rules and procedures of DTC.

Make-Whole Conversion Right

Pursuant to the terms of the Indenture, in connection with the consummation of the Mergers, the Company, Parent and Wells Fargo Bank, National Association, as the trustee (the “Trustee”) under the Indenture, entered into a supplemental indenture providing that, following the Mergers, each holder’s right to convert each $1,000.00 principal amount of Notes into shares of Cantel common stock is changed into a right to convert such principal amount of Notes into the kind and amount of cash, stock, other securities, other property or assets, subject to settlement method election provisions of the Indenture, that a holder of Cantel common stock would have been entitled to receive upon consummation of the Mergers. At the consummation of the Mergers, holders of Cantel common stock received $16.93 in cash and 0.33787 ordinary shares, par value $0.001 per share, of the Parent (“Parent Shares”) for each share of Cantel common stock (each a “unit of Reference Property”).

Because each of the completion of the Mergers and the delisting of Cantel common stock from the New York Stock Exchange (the “NYSE”) also constitutes a “Make-Whole Fundamental Change” under the Indenture, if a holder of the Notes surrenders the Notes for conversion at any time from and including June 2, 2021, until July 1, 2021 (the “Make-Whole Conversion Period”), the conversion rate of the Notes will be 25.0843 units of Reference Property (the

“Make-Whole Conversion Rate”), which corresponds to 8.4752 Parent Shares and approximately $424.68 in cash, per $1,000.00 principal amount of Notes. The Make-Whole Conversion Rate is based on an increase in the Conversion Rate by 0.9931 Additional Shares based on a Make-Whole Effective Date of June 2, 2021 and a Stock Price of $81.3520 (each as defined in the Indenture). The Company will settle all conversion of Notes in connection with the Make-Whole Fundamental Changes that constitute the Mergers and Delisting of Cantel common stock from the NYSE pursuant to the cash settlement provisions of the Indenture. No Parent Shares or any other securities will be issued upon a conversion of Notes in connection with the foregoing Make-Whole Fundamental Changes. This press release does not constitute an offer of, or solicitation or subscription for, any securities.

If a Holder does not elect to convert its Notes in connection with the Make-Whole Fundamental Change during the Make-Whole Conversion Period, the conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate otherwise applicable under the Indenture after the Make-Whole Conversion Period ends.

Holders should review the Offer to Purchase and Notice carefully and consult with their own financial and tax advisors. None of Cantel, Parent, its sole member or board of directors, as applicable, or any of their respective affiliates, employees, advisors or representatives, the Trustee, the paying agent or the conversion agent are making any representation or recommendation to any holder as to whether or not to tender or refrain from tendering their Notes in the Fundamental Change Offer, or to exercise their conversion rights.

The paying agent and conversion agent for the Fundamental Change Offer and any surrender for conversion is Wells Fargo Bank, National Association, Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Minneapolis, MN 55402. The Offer to Purchase and Notice detailing the purchase option and the conversion rights is being sent by the Trustee on behalf of Cantel to DTC as sole record owner of the Notes.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE FUNDAMENTAL CHANGE OFFER IS BEING MADE ONLY PURSUANT TO A TENDER OFFER STATEMENT (INCLUDING THE OFFER TO REPURCHASE AND RELATED MATERIALS) THAT CANTEL WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THEREAFTER DISTRIBUTE TO ITS NOTEHOLDERS. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE FUNDAMENTAL CHANGE OFFER. AFTER CANTEL FILES THE TENDER OFFER STATEMENT WITH THE SEC, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT CANTEL FILES WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY CONTACTING CANTEL AT (763) 553-3341. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE FUNDAMENTAL CHANGE OFFER.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, or forecasts about our businesses, the industries in which we operate, and the current beliefs and assumptions of management; they do not relate strictly to historical or current facts. Without limiting the foregoing, words or phrases such as “expect,” “anticipate,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “may,” “could,” “aspire,” and variations of such words and similar expressions generally identify forward-looking statements. In addition, any statements that refer to predictions or projections of our future financial performance, anticipated growth, strategic objectives, performance drivers and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions about future events, activities or developments and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict, including the impacts of the COVID-19 pandemic on our operations and financial results, general economic conditions, technological and market changes in the medical device industry, our ability to execute on our strategy, risks associated with operating our international business, including limited operating experience and market recognition in new international markets, changes in United States healthcare policy at both the state and federal level, product liability claims resulting from the use of products we sell and distribute, and risks related to our intellectual property and proprietary rights needed to maintain our competitive position. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made. Some of the factors which could cause results to differ from those expressed in any forward-looking statement are set forth under Item 1A, entitled Risk Factors, of Cantel’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.